DORSEY & WHITNEY LLP

SUITE 1500

50 SOUTH SIXTH STREET

MINNEAPOLIS, MINNESOTA 55402

October 21, 2011

Nuveen Strategy Funds, Inc.

333 West Wacker Drive

Chicago, Illinois 60606

Re:	Nuveen Strategy Conservative Allocation Fund
Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as special counsel to Nuveen Strategy Funds, Inc., a Minnesota corporation (the “Company”), in rendering the opinions hereinafter set forth with respect to the authorization of the following series and classes of the Company’s shares, par value $0.01 per share:

Designation of Shares in Articles of Incorporation	Name as Specified in Bylaws

Series A, Class One Shares	Nuveen Strategy Conservative Allocation Fund, Class R3
Series A, Class Two Shares	Nuveen Strategy Conservative Allocation Fund, Class A
Series A, Class Three Shares	Nuveen Strategy Conservative Allocation Fund, Class B
Series A, Class Four Shares	Nuveen Strategy Conservative Allocation Fund, Class C
Series A, Class Five Shares	Nuveen Strategy Conservative Allocation Fund, Class I

The shares of the Company identified above are referred to herein collectively as the “Shares.”

We understand that the Shares will be issued pursuant to an Agreement and Plan of Reorganization (the “Agreement”) to be entered into between the Company, on behalf of the series of the Company represented by the Shares as set forth above (the “Acquiring Fund”), and Nuveen Investment Trust, a Massachusetts business trust, on behalf of its Nuveen Conservative Allocation Fund series (the “Acquired Fund”), pursuant to which the Acquiring Fund will acquire all the assets of the Acquired Fund in exchange for the Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund. We also understand that the Shares are being registered under the Securities Act of 1933, as amended, pursuant to the Company’s Registration Statement on Form N-14, an amendment to which is being filed on or about the date of this opinion letter (the “Registration Statement”). In rendering the opinions hereinafter expressed, we have reviewed the corporate proceedings taken by the Company in connection with the authorization and issuance of the Shares and the authorization of the Agreement, and we have reviewed such questions of law and examined copies of such corporate records of the Company, certificates of public officials and of responsible officers of the Company, and other documents as we have deemed necessary as a basis for such opinion. As to the various matters of fact material to such opinions, we have, when such facts were not independently established, relied to the extent we deemed proper on certificates of public officials and of responsible officers of the Company. In connection with such review and examination, we have assumed that all copies of documents provided to us conform to the originals and that all signatures are genuine.

In addition, in rendering the opinions hereinafter expressed, we have assumed, with the concurrence of the Company, that the Agreement will be executed and delivered by the parties thereto in substantially the form approved by the Company’s board of directors and filed with the Registration Statement; that the Shares will be issued and delivered upon the terms and in the manner set forth in the Agreement and the Registration Statement; that the Company will not issue Shares in excess of the numbers authorized in the Company’s articles of incorporation as in effect at the date of issuance; and that the Company will maintain its corporate existence and good standing under the laws of the State of Minnesota in effect at all times from the date of this opinion letter through the date the Shares are issued and delivered pursuant to the Agreement.

Based on the foregoing, it is our opinion that:

1.         The Company is validly existing as a corporation in good standing under the laws of the State of Minnesota.

2.         The Shares, when issued and delivered by the Company pursuant to, and upon satisfaction of the conditions set forth in, the Agreement, will be legally issued and fully paid and non-assessable.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the State of Minnesota We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney LLP

JDA

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